Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: January 22, 2015
Capital One Reports Fourth Quarter 2014 Net Income of $999 million, or $1.73 per share
McLean, Va. (January 22, 2015) – Capital One Financial Corporation (NYSE: COF) today announced net income for the fourth quarter of 2014 of $999 million, or $1.73 per diluted common share, compared to the third quarter of 2014 with net income of $1.1 billion, or $1.86 per diluted common share, and the fourth quarter of 2013 with net income of $852 million, or $1.43 per diluted common share.
“2014 was a strong year for Capital One. We returned to growth in our Domestic Card business, delivered $10.1 billion in pre-provision earnings, and returned significant capital to our shareholders. We’re poised to build on the momentum in 2015,” said Richard D. Fairbank, Chairman and Chief Executive Officer. “Our  strategic priorities for 2015 have not changed, and we remain focused on the levers to create value and sustain strong performance for our shareholders.”
All comparisons below are for the full year of 2013 compared to the full year of 2014 unless otherwise noted.
2014 Full Year Income Summary:

•	Total net revenue remained flat at $22.3 billion.

•	Total non-interest expense decreased 1 percent to $12.2 billion.

•	Pre-provision earnings increased 1 percent to $10.1 billion.

•	Provision for credit losses increased 3 percent to $3.5 billion.
All comparisons below are for the fourth quarter of 2014 compared to the third quarter of 2014 unless otherwise noted.
Fourth Quarter 2014 Income Summary:

•	Total net revenue increased 3 percent to $5.8 billion.

•	Total non-interest expense increased 10 percent to $3.3 billion:

Capital One Fourth Quarter 2014 Earnings

◦	30 percent increase in marketing

◦	8 percent increase in operating expense

•	Pre-provision earnings decreased 5 percent to $2.5 billion.

•	Provision for credit losses increased 12 percent to $1.1 billion.

•	Mortgage representation & warranty benefit of $41 million ($26 million net of tax) in discontinued operations.
Fourth Quarter 2014 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.4 percent at December 31, 2014.

•	Net interest margin of 6.81 percent, up 12 basis points.

•	Period-end loans held for investment in the quarter increased $6.7 billion, or 3 percent, to $208.3 billion.

•	Domestic Card period-end loans increased $4.6 billion, or 6 percent, to $77.7 billion.

•	Commercial Banking period-end loans increased $1.1 billion, or 2 percent, to $50.9 billion.

•	Consumer Banking period-end loans increased $378 million, or 1 percent, to $71.4 billion:

•	Auto period-end loans increased $1.6 billion, or 4 percent, to $37.8 billion.

•	Home loans period-end loans decreased $1.2 billion, or 4 percent, to $30.0 billion, driven by run-off of acquired portfolios.

•	Average loans held for investment in the quarter increased $4.0 billion, or 2 percent, to $203.4 billion.

•	Domestic Card average loans increased $2.2 billion, or 3 percent, to $74.0 billion.

•	Commercial Banking average loans increased $1.6 billion, or 3 percent, to $50.3 billion.

•	Consumer Banking average loans increased $206 million, or less than 1 percent, to $71.3 billion:

•	Auto average loans increased $1.5 billion, or 4 percent, to $37.1 billion.

•	Home loans average loans decreased by $1.3 billion, or 4 percent, to $30.6 billion, driven by run-off of acquired portfolios.

•	Period-end total deposits increased $1.3 billion, or less than 1 percent, to $205.5 billion, while average deposits increased $156 million to $205.4 billion.

•	Interest-bearing deposit rate remained flat at 0.60 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on January 22, 2015, at 5:00 PM, Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through January 31, 2015 at 5:00 PM, Eastern Time.
Forward-Looking Statements
Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those

Capital One Fourth Quarter 2014 Earnings

listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2013.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $205.5 billion in deposits and $308.9 billion in total assets as of December 31, 2014. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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